Item 77I/77Q1(d) – TERMS OF NEW OR AMENDED SECURITIES:

On September 26, 2014, a Form Type 485(b), Accession No. 0001193125-14-354725, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective October 1, 2014, and describes the characteristics of each new class of shares:

Fund	New Share Class
Columbia Commodity Strategy Fund	Class Y
Columbia Select Large-Cap Value Fund	Class Y
Columbia Select Smaller-Cap Value Fund	Class Y
Columbia U.S. Government Mortgage Fund	Class Y